Exhibit 99.1

Valpey Fisher Corporation Elects Two New Board Members

HOPKINTON, Mass.--(BUSINESS WIRE)--August 20, 2009--Valpey Fisher Corporation (NASDAQ: VPF), a leader in low noise timing solutions, announces that on July 23, 2009 the Board of Directors elected Gary Ambrosino and Steven Schaefer to its Board of Directors as well as the appointing of Mario Alosco as Secretary of the Corporation.

"The addition of Gary and Steven to Valpey Fisher's Board of Directors ensures the company will continue to benefit from a diversity of knowledge and opinions,” said Ted Valpey, Chairman of the Board of Directors.

Ambrosino is the Managing Director of clearValue strategies, a highly sought after consulting firm based in Boston, Massachusetts, that specializes in strategic development and tactical execution of new product programs. He has twenty five years of experience in general management, developing, executing and measuring strategic/operating plans, and demonstrates strong leadership skills with roles including CEO and all VP positions in venture backed startups. Ambrosino has held positions with Hewlett Packard, Xionics (acquired by Zoran), and Cognio (acquired by Cisco). He was also co-founder and Executive Vice president of Secure Media.

Schaefer is the President of Cobham Sensor Systems Strategic Business Unit. He has over thirty years of experience in the Aerospace and Defense Industry and an extensive background in engineering, business development, program management and finance. Schaefer has successfully integrated diverse companies to develop new products and technologies. He takes pride in building smaller companies into more capable and competitive companies as opposed to joining large organizations. He has held leadership positions with EMS Technologies, Kaydon, Loral IDS, Kaiser Electronics and Harris Corporation.

Alosco, a Director of Valpey-Fisher since 2004, was named Secretary of the Corporation. From September 2005 he has been an executive search consultant and Partner at Mainstay Partners. Prior to Mainstay, Mr. Alosco was responsible for executive staffing and leadership training at Acterna Corporation.

“Valpey Fisher is please to have Gary and Steve on the Board of Directors,” said Mr. Valpey. “Their impressive leadership skills and broad management experience in established companies will benefit Valpey Fisher greatly.”

About Valpey Fisher Corporation:

Valpey Fisher specializes in designing, manufacturing and marketing a broad range of quartz crystals, oscillator timing devices and ultrasonic transducers. Major markets for the company’s quartz crystal and oscillator products include computer, networking, telecommunications, wireless, military and medical.

CONTACT:
Valpey Fisher Corporation
Michael Ferrantino Jr., 508-435-6831
Executive Vice President and Chief Operating Officer